Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-1
Payment Date	08/25/2003

Servicing Certificate
Beginning Pool Balance	148,392,969.66
Beginning PFA	0.00
Ending Pool Balance	140,135,924.72
Ending PFA Balance	-
Principal Collections	10,581,308.51
Principal Draws	2,383,351.89
Net Principal Collections	8,197,956.62
Active Loan Count	6,473

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	691,015.11

Weighted Average Net Loan Rate	4.62510%
Substitution Adjustment Amount	0.00

Note Rate	1.31000%

Term Notes	Amount	Factor
Beginning Balance	143,646,674.06	0.5267262
Ending Balance	135,478,304.17	0.4967743
Principal	8,168,369.89	29.9519276
Interest	162,041.43	0.5941765
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	541,801.63

Beginning Overcollateralization Amount	4,746,295.60
Overcollateralization Amount Increase (Decrease)	(88,675.05)
Outstanding Overcollateralization Amount	4,657,620.55
Overcollateralization Target Amount	4,657,620.55

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	2,021,177.66	79	1.44%
Delinquent Loans (60 Days)*	1,112,116.59	38	0.79%
Delinquent Loans (90 Days)*	447,168.99	20	0.32%
Delinquent Loans (120 Days)*	225,971.28	11	0.16%
Delinquent Loans (150 Days)*	88,379.68	4	0.06%
Delinquent Loans (180 + Days)*	566,880.55	21	0.40%
Foreclosed Loans	259,117.21	10	0.18%
REO	33,088.09	1	0.02%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	2,421,402.94
Current Month Loss Amount	59,088.32
Current Month Recoveries	(86.41)
Net Ending Loss Amount	2,480,577.67	0.91%

	Recovery To-Date
Beginning Recovery Amount	53,467.44
Current Month Recovery Amount	(86.41)
Ending Recovery Amount	53,381.03

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Remaing Balance due to Noteholders	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00